Exhibit 99.5

CONSENT TO BE NAMED AS A DIRECTOR NOMINEE

In connection with the filing by Translational Development Acquisition Corp. (the “Company”) of its Registration Statement on Form S-1 (the “Registration Statement”) with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of the Company in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to the Registration Statement and any and all amendments thereto.

Dated: October 17, 2024	/s/ Curtis T. Keith
Curtis T. Keith